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                                                                   Exhibit 23(d)

                              Consent of KPMG LLP


The Board of Directors
AREA Bancshares Corporation:


We consent to the use of our report dated February 2, 2001, with respect to the consolidated balance sheets of AREA Bancshares Corporation as of December 31, 2000 and 1999, and the related consolidated statements of income, shareholders' equity, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2000, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus.



/s/ KPMG LLP

Louisville, Kentucky

February 8, 2002